                                                                    Exhibit 99.3


F O R   I M M E D I A T E   R E L E A S E

                                                  JULY 23, 1997
                                                  FOR MORE INFORMATION CONTACT:
                                                  ERIN IBELE - (419) 247-2800
                                                  ED LANGE - (419) 247-2800


                        HEALTH CARE REIT, INC. ANNOUNCES
                             SECOND QUARTER RESULTS


  SECOND QUARTER 1997 RESULTS              SIX MONTHS 1997 HIGHLIGHTS
  ---------------------------              --------------------------

  -  $637,595,000 Total Assets             -  9.5% FFO growth
  -  $18,448,000 Gross Income              -  47% asset growth
  -  $0.58 per share FFO                   -  $131 million new investments
  -  $0.62 per share CAD                   -  $536 million market capitalization
  -  $0.525 per share dividends paid
  -  90.5% FFO payout ratio


Toledo, Ohio, July 23, 1997 ........HEALTH CARE REIT, INC. (NYSE/HCN) announced today record funds from operations (FFO) of $0.58 per share for the second quarter of 1997 and FFO of $1.15 per share for the first six months of 1997, an increase of 7.4 percent and 9.5 percent, respectively, as compared with the same periods in 1996.

"The positive financial results and growth levels are attributable to the continued execution of our investment strategy that focuses on providing growth capital to emerging operators," stated George L. Chapman, chairman and chief executive officer. "Subsequent to the end of the second quarter, Moody's Investor Service assigned a `Ba1' rating to the company's senior unsecured notes. This was our first opportunity to work with Moody's and we were quite pleased with the credit review process and the initial rating assigned by Moody's. The new credit rating enhances the company's access to capital and furthers our goal of reducing the company's cost of capital."

For the three months ended June 30, 1997, FFO totaled $12,727,000, or $0.58 per share, as compared with FFO of $7,007,000, or $0.54 per share, for the same period in 1996, an increase of 7.4 percent. Net income for the second quarter of 1997 totaled $11,928,000, or $0.54 per share, on revenue of $18,448,000, as compared with net income of $8,569,000, or $0.66 per share, on revenue of $14,625,000 for the three months ended June 30, 1996.


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



For the six months ended June 30, 1997, FFO totaled $23,738,000, or $1.15 per share, as compared with FFO of $13,159,000, or $1.05 per share, for the same period in 1996, an increase of 9.5 percent. Net income for the six month period ended June 30, 1997, totaled $21,754,000, or $1.05 per share, on revenue of $35,017,000, as compared with net income of $14,246,000, or $1.13 per share, on revenue of $25,515,000 for the same period in 1996.

For the six month period ended June 30, 1997, cash flows from operating activities available for distribution (CAD) totaled $25,501,000, or $1.24 per share, as compared with CAD of $16,575,000, or $1.32 per share, for the comparable period in 1996.

The growth in revenue, net income and CAD for the three and six month periods ended June 30, 1997 was offset by $2,117,000 of prepayment fees and gains on the exercise of purchase options earned during the second quarter of 1996, as compared with $477,000 for the same period in 1997.

Investment activity for the three and six month periods ended June 30, 1997, totaled $41,756,000 and $131,134,000 respectively. Management noted that the year to date investment activity contributed to a 47 percent increase in total assets, which at June 30, 1997, totaled $637,595,000 as compared with total assets of $434,477,000 at June 30, 1996.

During the second quarter of 1997, the company completed the sale of $80 million of senior unsecured notes. The company priced $20 million of notes due 2000, $20 million of notes due 2002 and $40 million of notes due 2004. The notes have a weighted average interest rate of 7.91 percent and are rated `Ba1' by Moody's Investor Service and `BBB-' by Duff & Phelps Credit Rating Co. The net proceeds derived from the offering were used to invest in additional health care properties.

As reported in a press release dated July 22, 1997, the company announced that the Board of Directors voted to increase the quarterly dividend payable August 20, 1997, to $0.53 per share, as compared with $0.52 per share for the same period in 1996.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. The company has investments in 158 health care facilities in 28 states and has total assets of approximately $638 million.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, competition in the financing of health care facilities, the availability of capital, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                           FINANCIAL SCHEDULES FOLLOW


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



                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

                                                                                        JUNE 30
                                                                       -----------------------------------------
                                                                               1997                    1996
                                                                       -----------------------------------------
ASSETS
Real estate investments:
   Loans receivable:
     Mortgage loans                                                    $         375,060       $         294,809
     Construction and short-term loans                                            32,391                   5,512
     Working capital loans                                                         7,348                  43,100
                                                                       -----------------       -----------------
                                                                                 414,799                 343,421
     Investment in operating leases                                              211,638                  82,359
     Investment in direct financing leases                                        10,732                  10,902
                                                                       -----------------       -----------------
                                                                                 637,169                 436,682
     Less allowance for losses                                                   (10,087)                  (9,968)
                                                                       ------------------      -------------------
Net real estate investments                                                      627,082                 426,714

Other Assets:
     Investments                                                                   1,766                   1,669
     Deferred loan expenses                                                        2,568                   1,765
     Cash and cash equivalents                                                       973                     679
     Receivables and other assets                                                  5,206                   3,650
                                                                       -----------------       -----------------
                                                                                  10,513                   7,763
                                                                       -----------------       -----------------
TOTAL ASSETS                                                           $         637,595       $         434,477
                                                                       =================       =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations                       $          44,600       $          98,900
     Other long-term obligations                                                 172,073                  85,771
     Accrued expenses and other liabilities                                       11,460                   9,510
                                                                       -----------------       -----------------
Total liabilities                                                      $         228,133       $         194,181

Shareholders' equity:
     Preferred Stock, $1.00 par value:
         Authorized - 10,000,000 shares
         Issued and outstanding - None
     Common Stock, $1.00 par value:
         Authorized - 40,000,000 shares
         Issued and outstanding - 22,042,468
              in 1997 and 14,457,086 in 1996                                      22,042                  14,457
     Capital in excess of par value                                              379,866                 216,553
     Undistributed net income                                                      8,724                   7,618
     Unrealized gains on investment securities
         available for sale                                                        1,438                   1,669
     Unamortized restricted stock                                                 (2,608)
                                                                       -----------------       -----------------

Total shareholders' equity                                             $         409,462       $         240,297
                                                                       -----------------       -----------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                               $         637,595       $         434,478
                                                                       =================       =================



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                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                               JUNE 30                                JUNE 30
                                                  ----------------------------------     ---------------------------------
                                                        1997             1996                   1997            1996
                                                  ----------------- ----------------     ---------------- ----------------

Gross Income:
     Interest income                                $       11,319     $     8,996          $     21,935    $    17,100
     Prepayment fees                                           477           1,541                   477          1,541
     Operating leases:
         Rent                                                5,461           2,264                10,424          4,225
         Gain on exercise of options                             0             576                     0            576
     Direct financing leases:
         Lease income                                          357             366                   714            733
         Gain on exercise of options                             0               0                     0              0
     Loan and commitment fees                                  717             845                 1,301          1,265
     Other income                                              117              37                   166             75
                                                  ----------------  --------------          ------------    -----------
              Gross Income                          $       18,448          14,625          $     35,017    $    25,515

Expenses:
     Interest:
         Line of credit arrangements                $          724           2,457          $      2,885    $     4,753
         Senior notes and other long-
              term obligations                               3,028           1,592                 4,878          2,807
     Loan expense                                              161             202                   378            389
     Provision for depreciation                              1,276             555                 2,461          1,030
     Provision for losses                                      150             150                   300            300
     General and administrative expenses                     1,181           1,100                 2,361          1,190
                                                  ----------------  --------------       ---------------  -------------
              Total expenses                                 6,520           6,056                13,263         11,269
                                                  ----------------  --------------       ---------------  -------------

                  Net Income                        $       11,928     $     8,569          $     21,754    $    14,246
                                                  ================  ==============       ===============  =============

Average number of shares outstanding                        21,960          13,058                20,638         12,555

Net income per share                                $         0.54     $      0.66          $       1.05    $      1.13

Funds From Operations                               $       12,727     $     7,007          $     23,738    $    13,159

Funds From Operations per share                     $         0.58     $      0.54          $       1.15    $      1.05

Dividends per share                                 $        0.525     $     0.520          $      1.045    $     1.040


                                      #####


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